Emergency Filtration Products, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE

Emergency Filtration Products, Inc.
Begins Management Restructuring by Appointing
Sherman Lazrus to the CEO Position

      Las Vegas, Nevada, June 7, 2001 — Emergency Filtration Products (“EFP” or “the Company” OTCBB: EMFP) announced its Board of Directors has voted to name EFP Director Sherman Lazrus as its interim Chief Executive Officer. One of Mr. Lazrus’ main duties will be to oversee the transition from the Company’s start up management to a team more experienced in the growth stages of marketing and business development. He brings many years of health care management and medical finance experience to the position.

      The Company believes that in order to take full advantage of upcoming new product offerings and the new markets they represent, a more experienced marketing and management staff will benefit the Company and its shareholders.

      Douglas K. Beplate, EFP Founder and President, stated, “This action by the Board is EFP’s first step in revamping its management team. The Company has reached the stage where it is time to replace the start-up team with one that is more experienced to guide the Company through its upcoming growth. We are extremely pleased that Mr. Lazrus accepted this interim position. His oversight will be important in completing a smooth management transition.”

      From 1976 to the present, Mr. Lazrus’ private sector experience includes; President of American Health Associates, Inc.; President of Eastmark, Inc., which specializes in the investing and financing of health care facilities, and; he currently serves as President of American Medical Capital, which provides lines of credit to hospitals and clinics. It also engages in investment banking, primarily in the health care industry. Prior to 1976, Mr. Lazrus’ government positions included Deputy Assistant Secretary of Defense for Health Resources and Programs (DOD), where he was responsible for developing policies and legislation concerning the military health care system and CHAMPUS. These programs covered approximately ten million people and have annual operating budgets of approximately $3.5 billion.

      Regarding his appointment, Mr. Lazrus said, “I applaud EFP for recognizing the need for new management and am pleased to take this position until the new team is ready to step in. The new management team is uniquely qualified with management, technical and particularly marketing skills which lend themselves well to the Company’s needs. As an EFP Director, I believe this is the right step, taken at the right time.”

      This news release contains forward-looking statements pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 — With the exception of historical information, the matters discussed in this press release are “forward-looking statements” that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements.

      For further information on Emergency Filtration Products contact:

Sterling Petersen

Phone	800-380-7669

Fax	702-798-4939

Email	stpetie@flash.net